Exhibit 99.1

PRESS RELEASE

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300	www.verenium.com

FOR IMMEDIATE RELEASE

VERENIUM APPOINTS JANET ROEMER EXECUTIVE VICE PRESIDENT OF

SPECIALTY ENZYME BUSINESS UNIT

— SEBU continues focus on commercial strategy and long-term growth —

CAMBRIDGE, Mass., March 4, 2008 — Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced the appointment of Janet Roemer to the position of Executive Vice President , Specialty Enzymes Business. In addition, Roemer will assume the position of regional executive for Verenium’s west coast operations. She will report directly to Carlos A. Riva, Verenium’s President and Chief Executive Officer.

“We are pleased to be adding a professional with Janet’s depth of experience and expertise to lead the specialty enzyme business as we continue to expand and develop it into a commercially-oriented, product-driven enterprise,” Riva said. “Further, I wish to thank Bill Baum for his leadership of the SEBU business over the last year and look forward to working with him on ongoing strategic activities as Verenium builds a leading industrial biotechnology Company through the development and commercialization of environmentally-superior, next-generation specialty enzymes and cellulosic ethanol.”

Prior to joining Verenium, Roemer held several positions with BP Group, a $285 billion energy company and one of the world’s largest oil and gas companies. Most recently, she was Chief of Staff to the CEO of Innovene, a division of BP Group. Innovene is a $24B petrochemical and refining business within BP Group, producing olefin monomers and polymers, solvents, nitrile-based chemicals, and a range of specialty hydrocarbons. Prior to that, Roemer served as the chief executive of a $1.7 billion North American chemical business, for which she had P&L accountability. In this role, she led a team including leaders of technology, human resources, financial control, manufacturing, sales, strategy, procurement and projects. Before that, Roemer held positions as Vice President of Digital Business and General Manager for a $700 million global chemical business.

Roemer also held various positions at Amoco Corporation between 1983 and 1999. She was working as an Industry Manager with responsibility for global sales and marketing for a high growth product line, when the merger with BP was announced in 1999. She began her career at National Starch and Chemical in 1979.

Roemer received a Master of Business Administration degree from the University of Chicago in Chicago, Illinois, and a Bachelor’s degree in Chemistry from Miami University in Oxford, Ohio.

“After a very successful 2007 for our enzyme business, including impressive commercial traction on two lead products in our portfolio, Fuelzyme and Purifine, we are very enthusiastic to be enhancing our efforts with the addition of Janet to further catalyze growth in this important business segment,” added Riva.

PRESS RELEASE

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300	www.verenium.com

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and health and nutrition markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes—proteins that act as the catalysts of biochemical reactions.

Verenium operates one of the nation’s first cellulosic ethanol pilot plants, an R&D facility, in Jennings, Louisiana and expects to achieve mechanical completion of a 1.4 million gallon-per-year, demonstration-scale facility to produce cellulosic ethanol by the end of the first quarter of 2008. In addition, the Company’s process technology has been licensed by Tokyo-based Marubeni Corp. and Tsukishima Kikai Co., LTD and has been incorporated into BioEthanol Japan’s 1.4 million liter-per-year cellulosic ethanol plant in Osaka, Japan – the world’s first commercial-scale plant to produce cellulosic ethanol from wood construction waste. For more information on Verenium, visit www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to Verenium’s operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s new and uncertain technologies, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward looking statements.

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PRESS RELEASE

55 Cambridge Parkway, Cambridge, MA 02142 617.674.5300	www.verenium.com

Contact:

Kelly Lindenboom

Vice President, Corporate Communications

617-674-5335

kelly.lindenboom@verenium.com